UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CRYO-CELL INTERNATIONAL, INC.

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Shareholder Insider

Letter from the Chairman

Previously ousted Cryo-Cell Board member Ki Yong Choi and his brother-in-law are waging a proxy fight for control of your company. Both were voted out by shareholders in August 2011 as a result of frustration with the Board’s poor performance and a desire for a new business strategy. And now, less than 10 months later, Mr. Choi wants to return with a majority of candidates who own no stock in the company.

On June 14, 2012, we invited Mr. Choi to rejoin the Board in exchange for dropping his proxy fight to spare the company the considerable expense of a proxy contest. I regret that he hasn’t accepted our offer to provide input on management decisions and work with us for the betterment of the company. This reinforces our belief that bettering the company is not Mr. Choi’s agenda.

I urge you to look through the information provided and carefully consider the sections on the accomplishments of the executive management team and Board. Afterward, vote for the company’s slate on the white card to protect your investment in Cryo-Cell.

As always, I am available to answer any questions you may have.

Sincerely,

David Portnoy

Chairman of the Board & Co-CEO

Protect your investment

Use the white card to vote for Cryo-Cell’s slate.

What are Choi’s Intentions?

Though he has made a number of allegations about current leadership, Mr. Choi’s only communication since being ousted 10 months ago was the announcement of his proxy bid. Surely, he would have contacted us earlier if he had the company’s best interests at heart.

Since he turned down our offer for two seats on the Board without opening a dialog with us, we question his true intentions. Here are a few historical facts to consider when drawing your own conclusions:

•	In his final days as a Cryo-Cell Board member, Mr. Choi voted to approve a wire transfer of $2.5 million into a trust for the then-current Board Chairman.

•

He also approved amending the terms of his and the other Board members’ stock options in order to enrich himself, his brother-in-law and other Board members. The current Board immediately rescinded that resolution.

•

On August 22, 2011, Mr. Choi submitted a 13D filing that stated his intention to amend the existing Cryo-Cell bylaws to enable any shareholder controlling at least 15% percent of the stock to remove any and all Board members without cause. Mr. Choi was well aware that his proposed change would apply only to him. Had he been successful, the net result would have enabled him to dismiss any Board members who did not support his viewpoint. This is in direct violation of Delaware law.

Major Initiatives & Accomplishments

A Plan to Regain Market Share

In September 2011, the new Board and executive team launched a thoughtful assessment of the business model and business processes. The assessment enabled them to:

•	identify major issues impacting expenses, revenue and market share

•	develop a plan to address those issues

•	bring in experienced key executives to execute the plan

Salvaged Relationships & Revenue

In August 2011, before the current Board and management were installed, the company’s largest affiliate, Cryo-Cell de
Mexico, terminated its contract with Cryo-Cell International due to a breach on Cryo-Cell’s part.

•  Neither Mr. Choi nor any of the other then-board members shared this information with shareholders despite the ongoing proxy contest at that time.

•  The termination meant the loss of $4.8 million in future royalty payments that would have been paid over the ensuing six-year period.

•

Instead of embroiling the company in a protracted and expensive litigation in Mexican court with little likelihood of success, we negotiated a settlement that resulted in Cryo-Cell de Mexico agreeing to pay almost $1,900,000 in royalty payments over a three-year period.

Reduced Unnecessary Costs

To provide seed-stage financing, the company sold perpetual revenue sharing agreements (RSAs) in its stored specimens to investors in the 1990s. The RSAs burden the company with growing payments to investors. Efforts should have been made years ago to retire them. To stem the financial drain caused by the RSAs, we repurchased several on favorable terms.

Successful Pricing Strategy Shift

Under the prior Board’s direction, Cryo-Cell positioned itself in the market as a low-cost provider of cord blood services. It continually ran “Blue Light Specials.”

•	A revised pricing strategy emphasizing Cryo-Cell’s exceptional product quality has been implemented.

New Products Bring New Revenue

Under our leadership, Cryo-Cell’s cord tissue service has officially launched with satisfying results. Approximately 20% of new enrollees purchase our cord tissue service together with cord blood and that percentage is rising.

Using Marketing Dollars Effectively

The website was the primary means by which expectant parents evaluated Cryo-Cell.

•  Approximately $1,000,000 was being spent annually on Google advertisements to drive traffic to the disjointed website that confused consumers more than it informed.

•  We immediately redirected the internet marketing dollars to the outside sales force until a more visually appealing and user-friendly site could be launched.

•  A new site was launched in April 2012 with the help of an outside firm. It is a first step in a longer-term plan to make the site perform better in organic searches for cord blood services.

Correcting a Board Blunder

In 2009, Mr. Choi and his fellow Board members approved expenditures in excess of $1,000,000 for an SAP customer relationship management software system that was incongruous with Cryo-Cell’s business model.

•	This software was never able to be fully implemented and continues to impede the ability of the company to function efficiently and grow.

•	We are midway through deployment of Salesforce.com, a more suitable, cost-effective, cloud-based system that has the ability to help Cryo-Cell achieve its growth objectives.

New Feet on the Street

The company’s previous marketing efforts suffered from continual management turnover and constant strategy changes.

•  No outside sales force was in place to talk with obstetricians and gynecologists about the benefits of storing cord blood with Cryo-Cell.

•  We built out a national sales force to cultivate relationships with physicians and distribute revamped marketing materials.

•  Educational events for doctors are yielding referrals to Cryo-Cell for cord blood and cord tissue.

“The recent stock purchases by management and Board members reflect our belief that the company’s value will increase substantially as a result of our continuing efforts.”

—David Portnoy, Chairman of the Board & Co-CEO

Transformation at Twice the Speed

In order to quickly implement the many changes needed to help Cryo-Cell regain market share, the Co-CEO model was adopted.
Mark and David Portnoy and their executive team devote full-time attention to:
• rebuilding Cryo-Cell’s business • creating new streams of revenue • cutting expenses

We believe the lack of an effective management team was the root cause of Cryo-Cell losing its leadership position in the marketplace. A company of Cryo-Cell’s size, moving at a rapid speed requires more than one senior executive overseeing day-to-day operations and implementing long-term strategies.

“The commitment that David and Mark Portnoy have made to support the advancement of regenerative medicine through partnerships with Stanford University and private research facilities was a key factor in my decision to join their executive staff. Cryo-Cell is unique among stem cell cryopreservation firms in that regard.”

-—Linda Kelley, Ph.D., Chief Scientific Officer

New Team Attracts Top Talent

A number of key executives joined the company to streamline business processes, maintain the quality of our stored specimens, strengthen brand awareness and advance our leadership position in the marketplace. We are pleased to introduce some of them to you.

Linda Kelley, Ph.D.

Chief Scientific Officer

Dr. Kelley joined Cryo-Cell from the Dana-Farber Cancer Institute at Harvard where she was the director of the Connell O’Reilly Cell Manipulation Core Facility. She has served on boards and committees that establish standards and regulations for the cellular therapy field in the U.S. and abroad and also served as a Congressional advisor on cord blood.

Oleg Mikulinsky

Chief Information Officer

Mr. Mikulinsky is a well-regarded IT executive with a deep background in information systems management and software development. We are drawing on his 20 years of experience and considerable problem-solving skills to transition from an SAP customer relationship management system backbone to a cloud-based system that is better suited to the company’s current and future needs.

Christine Duffy

Director of Global Marketing

Ms. Duffy is an experienced health care marketing executive with a 30-year track record for helping multi-million dollar conglomerates achieve year-over-year growth. Under her direction, a new consumer-facing campaign has been launched to reinforce referrals to Cryo-Cell that OB/GYNs are making to their patients.

Forward-Looking Statement

Statements wherein the terms “believes”, “intends”, “projects”, “anticipates”, “expects”, and similar expressions as used are intended to reflect “forward-looking statements” of the Company. The information contained herein is subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements or paragraphs, many of which are outside the control of the Company. These uncertainties and other factors include the success of the Company’s global expansion initiatives and product diversification, the Company’s actual future ownership stake in future therapies emerging from its collaborative research partnerships, the success related to its IP portfolio, the Company’s future competitive position in stem cell innovation, future success of its core business and the competitive impact of public cord blood banking on the Company’s business, the Company’s ability to minimize future costs to the Company related to R&D initiatives and collaborations and the success of such initiatives and collaborations, the success and enforceability of the Company’s menstrual stem cell technology license agreements and umbilical cord blood license agreements and their ability to provide the Company with royalty fees, the ability of the reproductive tissue storage to generate new revenues for the Company and those risks and uncertainties contained in risk factors described in documents the Company files from time to time with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K filed by the Company. The Company disclaims any obligations to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements.

Cryo-Cell International, Inc.

700 Brooker Creek Blvd., Suite 1800, Oldsmar, FL 34677

813.749.2100 • Cryo-Cell.com

© 2012 Cryo-Cell International, Inc. All Rights Reserved.